Press Release

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Investors	Media
Investor Relations Department	Denise DesChenes/Kara Findlay/
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co
(212) 687-8080

FOAMEX ANNOUNCES FIRST QUARTER 2007 RESULTS

LINWOOD, PA, May 14, 2007 – Foamex International Inc. (OTC: FMXL), today announced its 2007 first quarter financial results. Commenting on the results, recently appointed Chief Executive Officer John G. Johnson, Jr., said, “Our first quarter results reflect a continuation of the softness in demand for foam products in the bedding, furniture and carpet underlay markets that the Company began to experience in the fourth quarter of 2006. Much like others serving these markets, Foamex continues to experience the residual effects of the downturn in the housing and home furnishings markets. This industry has limited ability to stimulate consumer demand for the home furnishings that incorporate traditional foam product offerings. Therefore, we continue to focus on product innovation across the broader market for polyurethane foam applications, while we simultaneously extract cost from our operations, and aggressively address all facets of cash generation to return value to our stockholders by deleveraging the Company.”

Johnson continued “On the cost savings front we are making a significant investment in new operating equipment in our Tupelo, Mississippi facility which will facilitate the consolidation of two facilities in that region into one. This consolidation will have no effect on capacity, but will improve operating efficiencies and generate significant overhead savings. We have also recently completed the consolidation of our Cookeville, Tennessee fabrication facility into our nearby Morristown, Tennessee facility. These two examples are the first integration steps in an overall plan to reduce costs and improve efficiency. In addition, during the first quarter we completed the ramp up of meaningful new lamination volume in our automotive sector. In April 2007, we made an optional prepayment on our first lien term loan of $25 million. Net debt at the end of the first quarter of 2007 was $621 million and revolving loan availability was $96 million. This is the lowest debt level we have had in approximately ten years.”

First Quarter 2007 Results

Net sales for the first quarter were $317.2 million, down 13% from $365.9 million in the first quarter of 2006, primarily due to lower volumes in the Foam Products and Carpet Cushion Products segments. Gross profit for the quarter was $38.5 million, down from $61.1 million in the first quarter of 2006, primarily due to the lower volumes and prices. Income from operations was $20.6 million for the 2007 first quarter, compared to $36.7 million in the first quarter of 2006.

First quarter 2006 results were unusually strong and benefited from the supply and demand imbalances caused by Hurricanes Katrina and Rita. Results in the 2007 period reflect lower volumes in Foam Products and Carpet Cushion Products, contraction of demand in the flexible polyurethane foam industry as a whole, and a write-down of $2.7 million to adjust the carrying value of scrap foam inventory. The decrease in gross profit in the 2007 period was partially offset by lower selling, general and administrative expenses which decreased by $2.4 million, or 12%, due principally to lower employee-related costs and professional fees. Restructuring charges were $0.4 million in the first quarter of 2007 compared to $4.8 million in the prior year quarter, related to the closure of several facilities in the 2006 period.

Interest expense in the first quarter of 2007 was $29.4 million which included bankruptcy- related prepayment premiums of $11.8 million associated with debt repaid on the effective date of the Company’s plan of reorganization, as compared to $16.2 million in interest expense in the 2006 quarter. Interest expense going forward is expected to be between $50 and $55 million annually. Reorganization costs in the first quarter of 2007 relating to the bankruptcy were $8.3 million, compared to $4.1 million in the 2006 comparable quarter.

Net loss for the first quarter of 2007 was $17.0 million, or $1.01 per share, compared to net income of $17.1 million, or $1.78 per diluted share in the first quarter of 2006. Per share amounts for both periods reflect adjustment for the rights offering in February 2007 and the reverse stock split, which was effective on April 30, 2007.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company's liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

Foamex International Inc. and Subsidiaries

Consolidated Statements of Operations

($ Thousands, except EPS data)

[Unaudited]

	First Quarter Comparative
	2007	2006

Net Sales	$317,163	$365,947
Cost of Goods Sold	278,705	304,831
Gross Profit	38,458	61,116
Selling, General & Administrative Expenses	17,576	19,928
Gain on Sale of Assets	104	352
Restructuring Charges	403	4,797
Income from Operations	20,583	36,743
Interest and Debt Issuance Expense	(29,424)	(16,212)
Income from Equity Interest in Joint Ventures	466	910
Other Expense, Net	(175)	(537)
Reorganization Items, Net	(8,256)	(4,104)
Income (Loss) before Income Taxes	(16,806)	16,800
Provision (Benefit) for Income Taxes	177	(250)
Net Income (Loss)	$(16,983)	$ 17,050

Earnings (Loss) Per Share – Basic:	$ (1.01)	$ 1.86

Earnings (loss)Per Share – Diluted:	$ (1.01)	$ 1.78

-more-

Foamex International Inc. and Subsidiaries

Selected Financial Data

($Millions)

(Unaudited)

	April 1, 2007	December 31, 2006
Balance Sheet:
Cash	$7.8	$6.0

Accounts Receivable, Net	$187.8	$173.5

Inventories	$104.4	$117.6

Current Assets	$323.7	$320.6

Total Assets	$578.6	$564.6

Revolving Credit Borrowings	$21.0	$56.3

Accounts Payable	$112.1	$91.0

Current Liabilities	$174.2	$296.6

Shareholders’ Deficit	$(272.0)	$(396.4)

	Quarter Ended	Quarter Ended
	April 1, 2007	April 2, 2006
Other:
Depreciation and Amortization	$4.5	$4.5

Capital Expenditures	$2.8	$1.3